Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Cempra, Inc. Signs Exclusive License and Development Agreement for Solithromycin

with Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation in Japan

- Cempra to Host Conference Call and Webcast at 4:30 p.m. EDT, Today, May 13, 2013 –

Chapel Hill, NC, May 13, 2013 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing differentiated antibiotics to meet critical needs in the treatment of bacterial infections, today announced the signing of an exclusive license and development agreement for solithromycin with Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation in Japan. The company will host a conference call and webcast at 4:30 p.m. EDT, today, to discuss the agreement.

Under the terms of the license and development agreement, Toyama will have exclusive rights to develop and commercialize solithromycin in Japan. Cempra will receive an upfront payment of $10 million as well as up to $60 million in milestone payments from Toyama based on the achievement of certain objectives. Tiered royalties that will be adjusted based on sales are expected to be paid to Cempra following launch of solithromycin in Japan.

“Toyama is a leading antibacterial company in Japan that has experience in developing and commercializing novel antibiotics in Japan, the second largest antibiotic market in the world,” said Prabhavathi Fernandes, chief executive officer of Cempra. “We are very pleased to see that Toyama has selected solithromycin to add to its portfolio of antibiotics and it will commit significant resources to initiate clinical development and initiate commercialization activities to bring this important new antibiotic to patients in Japan. We look forward to working with Toyama in bringing solithromycin to market in Japan.”

Macrolides have been widely used in Japan because of their safety, efficacy and spectrum and availability for adults and children. Solithromycin shows potent antibacterial effect against pneumococcal and Mycoplasma isolates which are resistant to macrolides on the market, as well as fairly high immunomodulatory (anti-inflammatory) effect, and promises to be a new safe, effective and convenient antibiotic that will enable physicians to continue to treat respiratory tract infections in their patients.

Conference Call and Webcast

The conference call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., Toyama Exclusive Agreement Conference Call, conference ID#: 67342353.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are in advanced clinical development; solithromycin in Phase 3 for Community Acquired Bacterial Pneumonia (CABP), Phase 2 in gonorrhea and TAKSTA™ (CEM-102) in Phase 2 for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

About Toyama Chemical Co., Ltd.

Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation in Japan, is a leading pharmaceutical company in Japan, working to meet the worldwide demand for effective drugs to overcome new and intractable diseases. Toyama has concentrated its R&D in three fields: anti-infective agents, CNS and cardiovascular agents, and anti-inflammatory agents. Its core strength is in the development of new pharmaceuticals which is evidenced by Toyama’s numerous technology exports and royalty income, which is the highest among mid-sized Japanese pharmaceutical companies. Pharmaceuticals now in the pipeline include T-705, an antiviral agent; and T-817MA, a treatment for Alzheimer’s disease. Toyama continues to form strategic partnerships with domestic and overseas pharmaceutical manufacturers to deliver products quickly and efficiently to medical institutions around the world.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the ability of our strategic partners to obtain regulatory approval in their intended markets; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our and our strategic partners’ ability to produce and sell any approved products and the price we and they are able realize for those products; the results, timing, costs and regulatory review of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.